Exhibit 10.1

LIMITED LIABILITY COMPANY AGREEMENT
OF
BABCOCK - THERMO CARBON CAPTURE LLC

THIS LIMITED LIABILITY COMPANY AGREEMENT is made effective as of the 25th day of February, 2009, by and among Babcock Power Development, LLC, a Delaware limited liability company (“Babcock”), as a member, and ThermoEnergy Power Systems, LLC, a Delaware limited liability company (“TEPS”), as a member.

RECITALS

A.          A Certificate of Formation dated as of February 23, 2009 (the “Certificate”) has been filed to form a limited liability company under the name “Babcock - Thermo Carbon Capture LLC” (the “Company”) pursuant to and in accordance with the Delaware Limited Liability Company Act, as amended (6 Del. C. §18-101 et seq.) (the “Act”).

B.           The Company is formed for the purpose of developing and commercializing a clean energy technology known as ThermoEnergy Integrated Power System (“TIPS”), which is a pressurized oxy-fuel combustion technology for multi-pollutant capture that gasifies or combusts fossil fuels (particularly coal and biomass) and facilitates conversion into electricity without producing air emissions, and is aimed at competing with conventional energy conversion technologies, in accordance with the terms of this Agreement.  The development and commercialization of the TIPS technology is referred to herein as the “Business”.

C.           By executing this Agreement, each of the Members hereby (i) ratifies the formation of the Company and the filing of the Certificate, and (ii) continues the existence of the Company.

D.          The undersigned Members desire to set forth the terms governing the affairs of the Company and the conduct of its business, including the terms under which the Company will take actions with respect to the Business.

TERMS OF AGREEMENT

1.           General.

1.01        Formation.  The undersigned Members hereby confirm the formation and join together in a limited liability company under the name of “Babcock - Thermo Carbon Capture LLC” pursuant to the Act.  The Members shall take all action required by law to maintain the Company as a limited liability company under the Act and under the laws of all other jurisdictions in which the Company may elect to conduct business.

1.02        Place of Business.  The principal place of business of the Company shall be located at 5 Neponset Street, Worcester, MA 01606.  The Board of Managers may change the principal place of business of the Company to such other place or places within the United States as it may from time to time determine.  The Board of Managers may establish and maintain such other offices and additional places of business of the Company as it shall deem appropriate.

1.03        Registered Office and Agent.  The address of the Company’s registered office in the State of Delaware is c/o The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801.  The name of the Company’s registered agent at such address is The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801.

1.04        Rules of Construction.  The following rules of construction shall apply to this Agreement:

(A)           All section headings in this Agreement are for the convenience of reference only and are not intended to qualify the meaning of any section.

(B)           All personal pronouns in this Agreement, whether used in the masculine, feminine or neuter gender, shall include all genders, the singular shall include the plural, and vice versa, as the context may require.

(C)           Each provision of this Agreement shall be considered severable from the rest, and if any provision of this Agreement or its application to any Person or circumstance shall be held invalid and contrary to any existing or future law or unenforceable to any extent, the remainder of this Agreement and the application of any other provision to any Person or circumstance shall not be affected thereby and shall be interpreted and enforced to the greatest extent permitted by law so as to give effect to the original intent of the parties hereto.

(D)           Unless otherwise specifically and expressly limited in the context, any reference herein to a decision, determination, act, action, exercise of a right, power or privilege, or other procedure by a Member shall mean and refer to the decision, determination, act, action, exercise or other procedure by the Member in its sole and absolute discretion acting in the best interest of such Member and not as a fiduciary of the Company or the other Members.

(E)           All references in this Agreement to “Dollars” as a unit of currency shall be deemed to be a reference to United States dollars and United States currency.

(F)           Each party hereto and its counsel has reviewed this Agreement, and the normal rule of construction that any ambiguities are to be resolved against the drafting party shall not be applicable to the construction and interpretation of this Agreement.

(G)           Unless explicitly stated to the contrary, the term “includes,” “including’ and other expressions of inclusion shall be construed in each instance to mean “includes without limitation,” “including but not limited to” or other phraseology denoting the non-exclusive nature of the item to which reference is being made.

1.05         Members and LLC Interests.

(A)           Members.  The names and address of the Members (as hereinafter defined) are as set forth on Schedule A hereto.

(B)           LLC Interests/Members.  Each Member that is listed on Schedule A hereto as a Member (the “Member”) shall own a Membership Interest representing an ownership interest in the Company, including the right to distributions and any other rights set forth in this Agreement and all obligations set forth in this Agreement.

2.           Definitions.

Act:  As defined in the recitals of this Agreement.

Additional Capital Contribution: As defined in Section 5.01(B)(i) of this Agreement.

Additional Contributions Due Date: As defined in Section 5.01(B)(i) of this Agreement.

Affiliate:  With respect to any referenced Person (i) such Person or a member of his immediate family; and (ii) any Person directly or indirectly Controlling, Controlled by, or under direct common Control with the Person in question.  For purposes of this Agreement, the Company shall not be deemed an Affiliate of any Member.

Agreement:  This Limited Liability Company Agreement and the Exhibits and Schedules attached hereto, as the same may be amended and in effect from time to time.

Approved Budget: Shall mean any Operating Budget approved by the Board of Managers pursuant to Section 7.01(B) of this Agreement, and any deviation therefrom that is permitted pursuant to the terms of this Agreement.

Babcock:  Babcock Power Development, LLC, a Delaware limited liability company, and its successors and permitted assigns.

Babcock License Agreement:  As defined in Section 8.01(B) of this Agreement.

Babcock Manager and Babcock Managers:  As defined in Section 7.01(A) of this Agreement.

Bankruptcy:  Shall mean, with respect to any Person, the filing by such Person of a voluntary petition seeking liquidation, reorganization, arrangement or readjustment, in any form, of its debts under Title 11 of the United States Code, or corresponding provisions of future laws (or any other federal or state insolvency law), (ii) the filing by such Person of an answer consenting to or acquiescing in any such petition, (iii) the making by such Person of any assignment for the benefit of its creditors or the admission by such Person in writing of its inability to pay its debts as they mature, (iv) the filing of an involuntary petition against such Person under Title 11 of the United States Code (or corresponding provisions of future laws), an application for the appointment of a receiver for the assets of such Person, or an involuntary petition seeking liquidation, reorganization, arrangement or readjustment of its debts under any other federal or state insolvency law, provided that the same shall not have been vacated, set aside or stayed within a 60-day period after the occurrence of such event, or (v) the entry against such Person of a final non-appealable order for relief under any bankruptcy, insolvency or similar law nor or hereafter in effect.

Board of Managers:  As defined in Section 7.01(A) of this Agreement.

Business: As defined in the recitals to this Agreement.

Business Days:  Shall mean any day, other than a Saturday or Sunday, on which commercial banks in New York City are not authorized or required by law to close.

Business Plan:  The plan for the concept, development and implementation of the Business approved by the Board of Managers pursuant to Section 7.01(B) of this Agreement and any updates or modifications thereto implemented in accordance with the terms of this Agreement.

Capital Account:  With respect to any Member, the Capital Account maintained for such Member in accordance with the following provisions:

(A)           To each Member’s Capital Account there shall be credited such Member’s Capital Contributions, such Member’s distributive share of Profits and, without duplication, any items in the nature of income or gain which are specially allocated pursuant to Section 2(C) of Exhibit 1 of this Agreement, and the amount of any Company liabilities assumed in writing by such Member or which are secured by any Company Property distributed to such Member.

(B)           To each Member’s Capital Account there shall be debited the amount of cash and Gross Asset Value of any Company Property distributed to such Member pursuant to any provision of this Agreement, such Member’s distributive share of Losses (as defined in Exhibit 1 to this Agreement) and, without duplication, any items in the nature of expenses or losses that are specially allocated pursuant to Section 2(C) of Exhibit 1 to this Agreement, and the amount of any liabilities of such Member assumed in writing by the Company or which are secured by any property contributed by such Member to the Company.

(C)           In the event any interest in the Company is transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred interest in the Company.

(D)           In determining the amount of any liability for the purposes of this definition, there shall be taken into account Code Section 752(c) and any other applicable provisions of the Code and Regulations.

The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulations Section 1.704-1(b), and shall be interpreted and applied in a manner consistent with such Regulations.

Capital Contributions:  With respect to any Member, the amount of money and the initial Gross Asset Value of any property (other than money) contributed to the Company with respect to the Membership Interest in the Company held by such Member.  The contribution to the Company of any property other than money, and the licenses contributed pursuant to the Babcock License Agreement and the TEPS License Agreement, shall require the consent of the Board of Managers.

Cash Available for Distribution:  means, with respect to any fiscal period, an amount equal to the excess of (1) the gross cash revenues of the Company from all sources (but excluding Capital Contributions) during such fiscal period (including interest income on Company working capital) plus such reserves as the Board of Managers determines are no longer necessary to provide for the foreseeable needs of the Company, over (2) the sum of the following (in each case, for or with respect to such fiscal period): (i) all cash expenditures made by the Company or which the Company is obligated to make for or during such period in connection with the operation of the Company or in connection with the Company Property, including all fees, commissions, or other similar amounts paid to the Members or their Affiliates pursuant to this Agreement, (ii) operating expenses, (iii) taxes, (iv) assessments, (v) insurance premiums, (vi) debt service, (vii) increases in reserves established by the Board of Managers and (viii) any fees for management services and administrative expenses, except to the extent paid from previously established Company reserves.

Cash Shortfall: As defined in Section 5.01(B)(i) of this Agreement.

Certificate: As defined in the recitals to this Agreement.

Code: The Internal Revenue Code of 1986 (or any succeeding law), as amended and in effect from time to time.

Company: As defined in the preamble to this Agreement.

Company Intellectual Property: Shall mean all Intellectual Property conceived, created, made, or developed during the term of this Agreement by one or more employees of the Company in advancement of the Business.  The term “Company Intellectual Property” shall not include any Intellectual Property of any Member (including, without limitation, any Intellectual Property licensed to the Company pursuant to the Babcock License Agreement or the TEPS License Agreement).

Company Property:  At any particular time, any assets or property (tangible or intangible, choate or inchoate, fixed or contingent) held or owned by or for the benefit of the Company, including Company Intellectual Property.

Competing Activity:  As defined in Section 8.03 of this Agreement.

Consent:  The written consent of a Member to do the act or thing for which the consent is required or solicited, or the act of granting such a written consent, as the context may require.

Consumer Price Index:  The 12-month change in the Consumer Price Index for All Urban Consumers (CPI-U) for the Boston-Brockton-Nashua, MA-NH-ME-CT metropolitan area as identified and published by the U.S. Department of Labor, Bureau of Labor Statistics.

Contributing Member: As defined in Section 5.01(B)(ii) of this Agreement.

Control(s)(led)(ing):  As applied to a referenced Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through ownership of voting securities, by contract or otherwise.

Depreciation: As defined in Exhibit 1 to this Agreement.

Disposing Member: As defined in Section 11.02(A) of this Agreement.

Dispute Resolution Agreement:  As defined in Section 8.01(C) of this Agreement.

Dissolution Notice:  As defined in Section 11.01(C) of this Agreement.

Dollars: As defined in Section 1.04(E) of this Agreement.

Final PFDs: As defined in Section 8.02(B) of this Agreement.

Fiscal Year:  The twelve calendar month period ending September 30 or such other twelve (12)-month period selected by the Board of Managers.

Gross Asset Value:  With respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows:

(A)           The initial Gross Asset Value of any asset contributed by a Member to the Company shall be the gross fair market value of such asset, as agreed to by the contributing Member and the Board of Managers;

(B)           The Gross Asset Values of all Company Property shall be adjusted to equal their respective gross fair market values, as determined by the Board of Managers, as of the following times: (1) the acquisition of an additional Membership Interest by any new or existing Member in exchange for more than a de minimis capital contribution; (2) the distribution by the Company to a Member of more than a de minimis amount of Company Property as consideration for a Membership Interest; (3) the issuance of more than a de minimis Membership Interest as consideration for the provision of services to or for the benefit of the Company; and (4) the liquidation of the Company within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g); provided, however, that the adjustments pursuant to clauses (1), (2) and (3) above shall be made only if the Board of Managers determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members in the Company;

(C)           The Gross Asset Values of all Company Property distributed to any Member shall be the gross fair market value of such asset on the date of distribution; and

(D)           The Gross Asset Values of Company Property shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining capital accounts pursuant to Regulations Section 1.704-b(2)(iv)(m); provided, however, that Gross Asset Values shall not be adjusted pursuant to this clause (D) to the extent that the Board of Managers has determined that an adjustment pursuant to clause (B) above is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this clause (D).

If the Gross Asset Value of an asset has been determined or adjusted pursuant to clause (A), (B) or (D) above, such Gross Asset Value shall thereafter be adjusted by the Depreciation (as defined in Exhibit 1) taken into account with respect to such asset for purposes of computing Profits  and Losses (and not by the depreciation, amortization or other cost recovery deductions allowable with respect to that asset for federal income tax purposes).

Indemnified Parties: As defined in Section 7.07(A) of this Agreement.

Individual Non-Disclosure Agreement: As defined in Section 8.01(D) of this Agreement.

Initial Capital Contribution: As defined in Section 5.01(A) of this Agreement.

Intellectual Property:  Shall mean all patents, inventions, patent applications, patent rights, trademarks, trademark registrations, trade names, brand names, all other names and slogans embodying business or product goodwill (or both), copyright registrations, copyrights (including those in computer programs, software, including all source code and object code, development documentation, programming tools, drawings, specifications and data), software, trade secrets, know-how, mask works, industrial designs, formulae, processes and technical information, including confidential and proprietary information, whether or not subject to statutory registration or protection.

IRS:  The United States Internal Revenue Service.

Losses: As defined in the definition herein of Profits and Losses.

Major Decision: As defined in Section 7.01(C) of this Agreement.

Managers:  As defined in Section 7.01(A) of this Agreement.

Master Non-Disclosure Agreement:  As defined in Section 8.01(D) of this Agreement.

Member: As defined in Section 1.05(B) of this Agreement.

Member Loan:  Any loans made by a Member to the Company from time to time pursuant to Section 5.01(B)(ii) of this Agreement.

Member Loan Rate: As defined in Section 5.01(B)(iii) of this Agreement.

Member Parent: Shall mean (i) with respect to Babcock, Babcock Power Inc., a Delaware corporation, (ii) with respect to TEPS, ThermoEnergy Corporation, a Delaware corporation and (iii) with respect to any other Member, the ultimate parent entity Controlling such Member.

Membership Interest:  As to any Member, such Member’s Percentage of Company Interest, its right to distributions under Article 6 of this Agreement, and any other rights which such Member has in the Company under this Agreement or the Act.

Milestone: As defined in Section 11.01(A) of this Agreement.

Non-Contributing Member: As defined in Section 5.01(B)(ii) of this Agreement.

Notice:  A writing containing the information required by this Agreement shall be communicated to a Person by (i) United States mail (postage prepaid, registered or certified mail, return receipt requested), (ii) overnight courier, (iii) confirmed electronic transmission, or (iv) in person, and addressed to such Person at the last known address of such Person as shown on the books of the Company. Any Notice to the Company shall be addressed to the principal office of the Company.  Any Member may change its address or the address to which copies of Notices should be sent by Notice to the other Members and the Company.  Notice shall be deemed given (i) three (3) Business Days after deposit in the United States mail, if sent by United States mail, (ii) the Business Day immediately following deposit with an overnight courier, if sent by overnight courier, (iii) upon receipt by the sender of confirmation of delivery, if sent by electronic transmission or (iv) when delivered, if delivered in person.

Offer: As defined in Section 11.02(A) of this Agreement.

Officer:  Shall mean a person holding the office of an Officer of the Company described in Section 7.04 of this Agreement.

Operating Budget:  The projection of revenue and expenses as well as other working capital needs for any Fiscal Year or portion thereof relating to the Business approved by the Board of Managers pursuant to Section 7.01(B) of this Agreement, and any updates or modifications thereto implemented in accordance with the terms of this Agreement.  Any expenses within the Operating Budget that are variable based on the amount and type of revenue budgeted (“Variable Expenses”) will be deemed to be adjusted pro rata for any changes in amount or type of revenue budgeted throughout the Fiscal Year.

Percentage of Company Interest:  As of the date of this Agreement, as to any Member, the percentage interest in the Company shown opposite the name of such Member on Schedule A attached to this Agreement.  At any time and from time to time, the Percentage of Company Interest of any Member shall be equal to the percentage determined by dividing the Member’s cumulative Capital Contributions by the total Capital Contributions of all Members.

Permitted Transfer: As defined in Section 10.03 of this Agreement.

Person:  Any individual, partnership, limited liability company, corporation, trust or other entity.

Preliminary PFDs: As defined in Section 8.02(B) of this Agreement.

Profits:  As defined in the definition herein of Profits and Losses.

Profits and Losses:  As defined in Exhibit 1 hereto.

Regulations:  Shall mean the income tax regulations, including temporary regulations, promulgated under the Code, as such regulations may be amended from time to time.

Related Agreements:  Each of the Babcock License Agreement, the TEPS License Agreement, the Master Non-Disclosure Agreement, the Dispute Resolution Agreement, each Individual Non-Disclosure Agreement and any other agreement among the Company, any of the Members or their Affiliates which specifies that it is a Related Agreement for purposes of this Agreement.

Securities Act: As defined in Section 14.14(A) of this Agreement.

Shortfall: As defined in Section 7.07(B) of this Agreement.

Specified Person:  Shall mean each Manager and each other Person so designated, from time to time, by the Board of Managers.

Statement of Development Work:  As defined in Section 8.02(A) of this Agreement.

Substituted Member:  Shall mean any Person who is admitted to the Company as an additional or substitute Member pursuant to Article 10 of this Agreement.

Subsystem IP Development: As defined in Section 8.02(A) of this Agreement.

Subsystems: As defined in Section 8.02(A) of this Agreement.

Tax Matters Member:  Babcock, or such other Member as may be designated from time to time by the Board of Managers.

TEPS: As defined in the preamble to this Agreement.

TEPS License Agreement:  As defined in Section 8.01(A) of this Agreement.

TEPS Manager and TEPS Managers: As defined in Section 7.01(A) of this Agreement.

TIPS: As defined in the recitals to this Agreement.

Transfer:  Any sale, assignment, transfer, gift, bequest, succession through intestacy, contribution, distribution, conveyance, pledge, hypothecation, mortgage, exchange or other disposition, or other encumbrance whether voluntary, involuntary or by operation of law.

Variable Expenses:  As defined in the definition herein of Operating Budget.

Variable Expense Modifications:  Shall mean modifications made or deemed to be made to any portion of the Operating Budget as a result of Variable Expenses.

Withdrawal Notice:  As defined in Section 11.01(B) of this Agreement.

Withdrawing Member: As defined in Section 11.01(A) of this Agreement.

3.           Business; Authorized Activities.

3.01        Business.  The business and purpose of the Company shall be to (i) take all actions associated with owning, holding. leasing, financing, developing, redeveloping, selling, mortgaging, assigning or otherwise transferring the Company Property and the Business, pursuant to and in accordance with the terms of this Agreement, and (ii) do all other acts and things as may be necessary, desirable, expedient, convenient for or incidental to, the furtherance and accomplishment of the foregoing objectives and purposes and for the protection and the benefit of the Company.  The Company shall not engage in any other business without the unanimous consent of all of the Members.

3.02        Authorized Activities.  In carrying out the purposes and business of the Company, but subject to all other provisions of this Agreement, the Board of Managers is authorized to cause the Company, including by way of delegation of such authority to one or more Officers of the Company, to take all such actions necessary or appropriate to carry out the purposes and business of the Company, including, but not limited to the following:

(A)           Enter into and perform all acts and carry out all obligations under all contracts and agreements necessary or incidental to the accomplishment of the purposes and business of the Company, as set forth in Section 3.01 above;

(B)           Cause the Company to borrow money and issue evidences of indebtedness from Persons in furtherance of any or all of the purposes and businesses of the Company (which Persons may include Persons holding a direct or indirect ownership interest in any Member and Affiliates of any Member), to guaranty the same, and to secure the same by mortgage, pledge or other lien on Company Property or any portion thereof;

(C)           Cause the Company to employ Persons in the operation and management of the business of the Company, including, without limitation, attorneys, accountants, mortgage bankers, management and leasing agents, insurance brokers, real estate brokers, mortgage brokers, engineers, architects, contractors and consultants, which Persons may include Members and Affiliates of Members;

(D)           Hold title to all Company Property;

(E)           Make interim investments in appropriate banking or investment accounts with respect to its funds;

(F)           Bring, defend, pay, extend, renew, modify, adjust, submit to arbitration, prosecute or compromise any obligation, suit, liability, cause of action or claim with respect to the Company or the Company Property; and

(G)           Engage in any kind of lawful activity, and perform and carry out contracts of any kind, necessary or advisable in connection with the accomplishment of the purposes and businesses of the Company.

4.           Representations and Warranties.

4.01        Representations and Warranties.  In addition to any representations and warranties contained elsewhere in this Agreement, each Member hereby represents and warrants to the Company and the other Members, with respect to itself, that:

(A)           (i) it is a limited liability company validly existing and in good standing under the laws of the State of Delaware, and has the full power and authority to carry out the business now conducted by it and to enter into and carry out the terms of this Agreement; and (ii) the Persons executing this Agreement on its behalf have full power and authority and legal right to bind such Member to this Agreement;

(B)           as of the date of this Agreement, there are no judgments, injunctions, decrees or arbitration awards against it, or any action, suit or proceeding pending or, to the best of its knowledge and belief, threatened against it, which would, directly or indirectly, materially adversely affect its ability to perform its obligations under this Agreement;

(C)           as of the date of this Agreement, except as otherwise set forth in this Agreement, the execution and performance of this Agreement by such Member does not, and will not with the passage of time, violate the terms of any material agreement to which it is a party or by which it is bound; and

(D)           it is Controlled, directly or indirectly, by its Member Parent and its Member Parent has the power and authority to Control all decisions, of any nature, with respect to the Member.

4.02           Actions for Breach.  The representations, warranties and covenants in Section 4.01 are being made by each Member in consideration for its undertakings and rights under this Agreement.  Upon the breach of any such representation, warranty or covenant contained in Section 4.01, any other Member of the Company may pursue any available legal or equitable remedy against the breaching Member without being required to dissolve the Company and notwithstanding the availability of any other remedy.

5.           Capital Accounts.

5.01       Capital Contributions/Member Loans.

(A)           In consideration for its Membership Interest, each of the Members is making on the date of this Agreement, initial Capital Contributions in the amounts set forth on Schedule A to this Agreement (the “Initial Capital Contributions”).

(B)           Additional Required Capital.

(i)            In addition to the Initial Capital Contributions set forth above, each Member agrees to make additional capital contributions to the Company from time to time, provided that (1) the Members shall have previously Consented to the amount of such additional capital contributions (whether pursuant to the Operating Budget approved pursuant to the terms hereof, by Consenting to a new Operating Budget or otherwise) or (2) if the Board of Managers unanimously determines that the Company requires funding from its Members for payments to be made by the Company, and sufficient reserves therefor and Cash Available for Distribution are not available (the amount of any such deficiency being hereinafter referred to as a “Cash Shortfall”, and the amount of any additional capital contribution required to be made pursuant to the foregoing referred to as an “Additional Capital Contribution”).  In the case of an Additional Capital Contribution described in clause (2) above, each Member shall contribute capital, in an aggregate amount equal to the amount of the applicable Cash Shortfall, in accordance with their respective Percentages of Company Interest except to the extent that the Board of Managers elects to cause the Company to borrow additional funds in lieu of such Additional Capital Contribution.  The Board of Managers shall provide each Member with written notice at least fifteen (15) days prior to the date (the “Additional Contributions Due Date”) such Additional Capital Contributions are to be made; provided, however, that Additional Capital Contributions paid prior to the Additional Contributions Date shall be deemed to be made on the relevant Additional Contributions Due Date.

(ii)           In the event that any Member (a “Non-Contributing Member”) does not contribute its full Additional Capital Contribution by the Additional Contributions Due Date, then any other Member which is not a Non-Contributing Member (a “Contributing Member”) shall have, in addition to all remedies provided by law or equity, the right to: (1) declare due and payable all or any portion of the unpaid balance of the Additional Capital Contribution of the Non-Contributing Member and to sue, or cause the Company to sue, such Non-Contributing Member for the amount due and payable (together with interest thereon from the date such installment was due, at the Member Loan Rate (as defined below)); (2) make a loan to the Company (a “Member Loan”) for an amount up to an amount equal to (x) the aggregate required Additional Capital Contribution, less (y) the amount of the Additional Capital Contribution actually contributed to the Company by the Non-Contributing Member and a corresponding amount of the Additional Capital Contribution actually contributed to the Company by the Contributing Member; (3) cause the Board of Managers to reduce the required Additional Capital Contribution amount from each Member to the amount equal to the sum of the Additional Capital Contributions actually received by the Company from the Non-Contributing Member, and return the excess contributed by the Contributing Member to the Contributing Member; or (4) if the Non-Contributing Member has not contributed any part of its required Additional Capital Contribution, cause the Board of Managers to return any payment of the Additional Capital Contribution made by the Contributing Member, to such Contributing Member.  For purposes of this Section 5.01(B)(ii), any single Member which is not a Non-Contributing Member shall have the right and power under this Agreement to unilaterally cause the Company to sue a Non-Contributing Member, without the consent of any other Member.  In no event shall any Member be entitled to make any Capital Contribution in excess of the Capital Contributions received from other Members.

(iii)           In the event that a Member Loan is made by a Contributing Member, the Company shall use the first distributions otherwise payable or distributable to the Members pursuant to Section 6 hereof to repay any such Member Loan, which distributions shall be used first to pay any and all accrued and unpaid interest due under such Member Loan on a pro rata basis based on the amount of interest owing on all Member Loans to the Company, then to repay the principal balances outstanding thereunder pro rata as to all Member Loans made to the Company in accordance with the amount of principal due to each Member making such Member Loans.  Such Member Loans shall bear interest at a rate equal to the lesser of (a) twenty-five percent (25%) per annum and (b) the highest annual interest rate permitted under applicable law (the “Member Loan Rate”).

(C)           Except as specifically set forth in this Agreement, no Member shall be required, under any circumstance, to make a Member Loan or contribute to the capital of the Company any amount beyond the sum which the Member has already contributed to the Company as described in Section 5.01(A) of this Agreement and the amount to be contributed in Section 5.01(B) of this Agreement.  No Member shall be required or permitted to make any loans to the Company (other than such loans described in this Section 5.01, and loans approved by the Board of Managers).

(D)           No interest shall accrue or be payable to any Member by reason of any Capital Contribution or Capital Account.

(E)           No Member Loans or Capital Contributions made by any Member to the Company shall increase or decrease any Member’s Membership Interest.

5.02       No Third Party Beneficiaries.  The provisions of this Agreement are not intended to be for the benefit of any creditor of the Company or other Person (other than a Member in its capacity as a Member) to whom any debts, liabilities or obligations are owed by (or who otherwise has any claim against) the Company or any of the Members; and no such creditor of the Company or other Person shall obtain any right under any such foregoing provision against the Company or any of the Members by reason of any debt, liability or obligation (or otherwise).

5.03       Return of Capital Account.  Except as otherwise specifically provided in this Agreement, (i) no Member shall have any right to withdraw its Capital Contributions or Capital Account, or to demand and receive property other than cash from the Company in return for its Capital Contributions or Capital Account, (ii) no Member shall have any priority over any other Members as to the return of its Capital Contributions or Capital Account, and (iii) any return of Capital Contributions or Capital Accounts to the Members shall be solely from the Company Property, and no Member shall be personally liable for any such return.

5.04       Limited Liability.  No Member shall be liable for losses, costs, expenses, liabilities or obligations of the Company in excess of its Capital Contribution required under this Agreement.

6.           Allocations and Distributions.

This Article 6 is intended to address the allocation of Profits and Losses of the Company.

6.01       Allocations.  The Profits and any tax credits of the Company shall be shared and the Losses of the Company shall be borne by the Members as provided in Exhibit 1 hereto.

6.02       Distributions.  Each distribution of Cash Available for Distribution shall be made in such amounts as the Board of Managers shall determine, and shall be distributed to the Members in accordance with their then respective Percentage of Company Interest (except that no distributions shall be made hereunder until all Member Loans, including interest thereon, as set forth in Section 5.01(B), and any loans deemed to have been made pursuant to Section 7.07(B), have been paid in full).

6.03       Transfers During Fiscal Year.  In the event of a transfer of all or any part of a Membership Interest (in accordance with the provisions of this Agreement) during a Fiscal Year, the share of income, profits, gains, losses, deductions and credits attributable to such Membership Interest shall be allocated among the holders of the transferred Membership Interest based on the actual attributions to such Membership Interest for any whole months that each such holder was recognized as the owner of the Membership Interest.  For any partial month, the share of income, profits, gains, losses, deductions and credits attributable to such Interest shall be allocated among the holders of the transferred Membership Interest in proportion to the number of days that each such holder was recognized as the owner of the Membership Interest during such partial month without regard to the results of Company operations during the period of such partial month in which each such holder was recognized as the owner of such Membership Interest, and without regard to the date, amount or recipient of any distributions which may have been made with respect to such Membership Interest during such partial month.

6.04       Allocation of Distributions.  Except as expressly provided otherwise in this Agreement, distributions shall be made to the Members of record on the date established by the Board of Managers for the distribution, without regard to the length of time such Persons have been Members.

6.05       Taxes Withheld.  For purposes of this Agreement, any amount of taxes required by the Code or by any state or other taxing authority to be withheld by the Company with respect to any amount distributable by the Company to any Member shall, upon payment to the IRS or to any such state or other taxing authority, be deemed to be a distribution of such payment to such Member and shall reduce the amount otherwise distributable to such Member pursuant to this Agreement.

7.           Management.

This Article 7 is intended to address the management of the business affairs of the Company.

7.01       Management and Control of Company Business.

(A)           Except as specifically provided to the contrary in this Agreement, the Company shall be managed by a Board of Managers (the “Board of Managers”).  The Board of Managers shall be comprised of six individual managers, three (3) designated by Babcock (each, a “Babcock Manager” and collectively, the “Babcock Managers”), and three (3) designated by TEPS (each, a “TEPS Manager”, and collective, the “TEPS Managers”, and together with the Babcock Managers, the “Managers”).  Any Manager may be removed from the Board of Managers, whether with or without cause, only by the Member that appointed him or her.  In the event of a vacancy in a Babcock Manager’s position for any reason (including, without limitation, a Babcock Manager’s resignation or removal), such vacancy shall be filled by the designation of a successor Manager by Babcock.  In the event of a vacancy in a TEPS Manager’s position for any reason (including, without limitation, a TEPS Manager’s resignation or removal), such vacancy shall be filled by the designation of a successor Manager by TEPS.  Subject to the right of a Member to unilaterally cause the Company to sue a Non-Contributing Member as set forth in Section 5.01(B)(ii), any action to be taken by the Board of Managers shall be taken by the unanimous vote of the Managers present and voting at a meeting at which a quorum is present.  The Board of Managers shall meet from time at the request of any one member of the Board of Managers, but at least once every quarter.  Any member of the Board of Managers calling a meeting shall give each other member of the Board of Managers Notice of the purpose of such proposed meeting not less than two (2) Business Days nor more than sixty (60) days before the meeting.  Meetings shall be held at a reasonable time and place selected by the Board of Managers.  Meetings of the Board of Managers may be held in person or by teleconference where each party is able to hear and participate.  At any meeting of the Board of Managers, the presence of at least one Babcock Manager and at least one TEPS Manager shall be necessary to constitute a quorum.  Any action that may be taken at a meeting of the Board of Managers may be taken without a meeting if all of the Managers consent thereto in writing.  As of the date hereof, Babcock has appointed James Wood, William J. Ferguson, Jr. and Eric Balles as the initial Babcock Managers to serve until his or her removal or resignation as a Babcock Manager.  As of the date hereof, TEPS has appointed Dennis C. Cossey, Alexander G. Fassbender and Shawn R. Hughes as the initial TEPS Managers to serve until his or her removal or resignation as a TEPS Manager.

(B)           The Board of Managers shall be responsible for approving and adopting the Business Plan and the Operating Budget, including any updates or modifications thereto implemented in accordance with the terms of this Agreement.  Within three (3) months after the date of this Agreement, the Board of Managers shall adopt (i) an initial Business Plan, and (ii) an initial Operating Budget.  The Board of Managers may update or amend the Business Plan and Operating Budget from time to time as the need arises; provided, however, that it will update such documents no less than annually.

(C)           The President and Chief Executive Officer of the Company shall be responsible for managing the day-to-day affairs of the Company with respect to all matters, subject to the general supervision of the Board of Managers and subject to any consent of the Board of Managers required under the terms of this Agreement.  The consent of the Board of Managers shall be obtained prior to the President and Chief Executive Officer of the Company or any Officer, acting upon the delegated authority of the President and Chief Executive Officer, causing the Company to take action with respect to the following matters (individually, a “Major Decision”, and collectively, the “Major Decisions”):

(i)             Adopting any Operating Budget or modifying any then current Operating Budget;

(ii)            Adopting any Business Plan or modifying any then current Business Plan;

(iii)           Entering  into a contract for (a) the sale or exchange of all or any substantial part of the Company Property, or (b) any other disposition of all or any substantial part of the Company Property;

(iv)           Entering into any agreement to license or sublicense any (i) Company Intellectual Property and (ii) Intellectual Property licensed under the TEPS License Agreement or the Babcock License Agreement.

(v)            Incurring or refinancing any indebtedness of the Company other than trade payables incurred in the ordinary course of business, unless authorized by the then current Approved Budget;

(vi)           Using the name or credit of the Company, or any Company Property, for any purpose other than a proper Company purpose;

(vii)          Possessing any Company Property or assigning the rights of the Company in specific Company Property for other than a Company purpose;

(viii)         Acquiring or disposing of any assets of the Company in one or a series of transactions of greater than $100,000, unless authorized by the then current Approved Budget;

(ix)           Acquiring any other entity or business, or the equity of any business;

(x)            Entering into a contract with an annual expense in excess of $100,000 (increased annually by an amount equal to the positive change of the Consumer Price Index) or with a term in excess of two (2) years, unless authorized by the then current Approved Budget;

(xi)           Permitting the Company to merge or consolidate with any other entity;

(xii)           Dissolution or liquidation of the Company;

(xiii)          Making, executing or delivering on behalf of the Company any assignment for the benefit of creditors, any guarantee, indemnity bond or surety bond; or obligating the Company or any Member as a surety, guarantor or accommodation party to any obligation; provided, however, that the Board of Managers is authorized to cause the Company to indemnify Affiliates of any Member against the Company’s share of costs, expenses (including but not limited to costs of financing the insurance premiums), claims and damages in connection with the Member’s Affiliate’s owner controlled insurance program provided that the guaranty or extension of credit triggering such indemnification was previously approved as a Major Action hereunder;

(xiv)         Lending funds belonging to the Company to any Member or third party or extending to any Person credit on behalf of the Company;

(xv)          Confessing any judgment on behalf of the Company;

(xvi)         Filing any petition, or consent to the appointment of a trustee or receiver or any judgment or order, under federal, state or local bankruptcy laws;

(xvii)        Determination of Cash Available for Distribution;

(xviii)       Distributing any property in kind to any Member;

(xix)          Hiring, removal and, unless authorized by the then current Approved Budget, establishing or changing the compensation of any Officer;

(xx)           Retaining or removing independent public accountants or amending accounting methods or practices or changing the Fiscal Year;

(xxi)          Any transaction with any Affiliate of either Member with an annual cost to the Company in excess of $50,000 (increased annually by an amount equal to the positive change of the Consumer Price Index), unless authorized by the then current Approved Budget;

(xxii)         The adoption, amendment, modification or termination (other than in accordance with its terms) of any agreement by and between the Company and any Affiliate of either Member including without limitation those agreements identified in Section 8.01 hereof;

(xxiii)        Any offering of securities of the Company, except pursuant to this Agreement;

(xxiv)        Forming any subsidiaries;

(xxv)         Deviating from or taking any action inconsistent with, in any material respect, any then approved Business Plan; and

(xxvi)        Deviating from or making a material expenditure inconsistent with any then approved Operating Budget.  Notwithstanding the foregoing sentence, the Board of Managers’ consent to an expenditure payable by the Company to a third party exceeding the amount specified for such expenditure in any Operating Budget shall not be required in any of the following circumstances: (i) the President and Chief Executive Officer, in his or her reasonable judgment, deems there to be an emergency requiring such expenditures to effectuate immediate action necessary for the protection of the Company Property or Persons; (ii) such expenditure would not (A) cause the line item (other than Variable Expense Modifications) in the applicable Operating Budget to which such expenditure relates to exceed 115% of the budgeted amount of such line item in such Operating Budget (taking into account the amounts expended to date and reasonably anticipated expenses in connection with such line item), or (B) cause the aggregate amount of the expenses (other than Variable Expense Modifications and excluding the expenses described in clause (iii) below) within such Operating Budget to exceed 110% of the entire amount of budgeted expenses (other than Variable Expense Modifications and excluding the expenses described in clause (iii) below) in such Operating Budget (taking into account the amounts expended to date and reasonably anticipated expenses); or (iii) expenditures for real property taxes and assessments, utilities and insurance for the Company and compliance with applicable laws and regulations.  Expenditures described in clauses (i) through (iii) above shall not be deemed material deviations from the Operating Budget.  To the extent that an expenditure in a particular line item will directly result in a savings under another line item, the amount of such line item under which such expenditure is made shall be deemed to be increased by the amount of such savings and the amount of such line item under which the savings shall occur shall be deemed to be decreased by the amount of such savings.  The Board of Managers shall promptly notify the Members of each expenditure made pursuant to this subsection (xxvi) and shall promptly supply the Members with such information with respect thereto as Members may reasonably request.  Notwithstanding the foregoing, any payments, reimbursements or other compensation to any Officer or any Affiliate thereof shall be strictly in accordance with the applicable Operating Budget, unless otherwise approved by the Board of Managers or made pursuant to an agreement made in accordance with the provisions hereof.

(D)           Except to the extent provided otherwise in, or limited by, this Agreement, the Members shall have all of the rights and powers of members in a limited liability company as provided by applicable law, and any action taken by a Member acting on behalf of the Company in accordance with this Agreement shall constitute the act of and bind the Company.  The Members shall use commercially reasonable efforts to carry out the purposes of the Company  and shall devote to the attention of the business and affairs of the Company such time as is commercially reasonable.

7.02       Notices.  The Board of Managers shall give such notices, reports and advice to the Members with respect to the Company Property as may, from time to time, be required or be advisable.

7.03       Meetings of Members.  Meetings of Members may be called by any Member for informational purposes or for any purpose permitted by this Agreement.  Any Member calling a meeting shall give each other Member Notice of the purpose of such proposed meeting not less than two (2) Business Days nor more than sixty (60) days before the meeting.  Meetings shall be held at a reasonable time and place selected by the Members.  In addition, the Members may participate in a meeting by means of conference telephone or similar communications equipment by means of which all persons participating in a meeting can hear each other.

7.04       Officers.  The initial Officers of the Company shall be as set forth on Schedule B to this Agreement.  The additional or successor Officers of the Company shall be chosen by the Board of Managers and shall consist of at least a President and Chief Executive Officer, a Secretary and a Treasurer.  The Board of Managers may also choose a Chairman of the Board, a Chief Financial Officer and one or more Vice Presidents, Assistant Secretaries and Assistant Treasurers.  Any number of offices may be held by the same person.  The Board of Managers may appoint such other Officers and agents as it shall deem necessary or advisable who shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the Board of Managers.  The salaries of all Officers and agents of the Company shall be fixed by or in the manner prescribed by the Board of Managers.  The Officers of the Company shall hold office at the pleasure of the Board of Managers.  In addition, at least annually the Board of Managers shall elect or re-elect, as the case may be, all Officers.  Any Officer may be removed at any time, with or without cause, by the unanimous affirmative vote of the Board of Managers.  Any vacancy occurring in any office of the Company shall be filled by the Board of Managers.  For the avoidance of doubt, and notwithstanding anything to the contrary in this Agreement, no Officer shall have any authority not (i) specifically delegated to him or her by the Board of Managers or (ii) properly delegated to him or her by an Officer to whom such delegated authority was designated by the Board of Managers with express authority to delegate such authority to one or more other Officers.

(A)           Chairman of the Board.  The Board of Managers may appoint a Chairman of the Board.  If the Board of Managers appoints a Chairman of the Board, he shall preside at all meetings of the Board of Managers and of the Members and shall perform such other duties and possess such other powers as the Board of Managers may from time to time prescribe.

(B)           President and Chief Executive Officer.  The President shall be the Chief Executive Officer of the Company, shall be responsible for the general and active management of the business of the Company and shall see that all orders and resolutions of the Board of Managers are carried into effect.  The President or any other Officer authorized by the President or the Board of Managers shall execute all bonds, mortgages and other contracts, except: (i) where required or permitted by law or this Agreement to be otherwise signed, approved by the Board of Managers and executed, and (ii) where signing and execution thereof shall be expressly delegated by the Board of Managers to some other Officer or agent of the Company.  The President shall have full authority to take all actions authorized and consistent with the then Approved Budget and Business Plan without any further authorization being necessary from the Board of Managers.

(C)           Vice President.  In the absence of the President or in the event of the President’s inability to act, the Vice President, if any (or in the event there be more than one Vice President, the Vice Presidents in the order designated by the Board of Managers, or in the absence of any designation, then in the order of their election), shall perform the duties of the President, and when so acting, shall have all the powers of and be subject to all the restrictions upon the President.  The Vice Presidents, if any, shall perform such other duties and have such other powers as the Board of Managers may from time to time prescribe.

(D)           Chief Financial Officer.  The Chief Financial Officer, if any, shall perform such duties and have such powers as the Board of Managers may from time to time prescribe.

(E)           Secretary and Assistant Secretary.  The Secretary shall be responsible for filing legal documents and maintaining records for the Company.  The Secretary shall attend all meetings of the Board of Managers and record all the proceedings of the meetings of the Company and of the Board of Managers in a book to be kept for that purpose and shall perform like duties for the standing committees when required.  The Secretary shall give, or shall cause to be given, notice of all meetings of the Members, if any, and special meetings of the Board of Managers, and shall perform such other duties as may be prescribed by the Board of Managers or the President, under whose supervision the Secretary shall serve.  The Assistant Secretary, or if there be more than one, the Assistant Secretaries in the order determined by the Board of Managers (or if there be no such determination, then in order of their election), shall, in the absence of the Secretary or in the event of the Secretary’s inability to act, perform the duties and exercise the powers of the Secretary and shall perform such other duties and have such other powers as the Board of Managers may from time to time prescribe.

(F)           Treasurer and Assistant Treasurer.  The Treasurer shall have the custody of the Company funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Company and shall deposit all moneys and other valuable effects in the name and to the credit of the Company in such depositories as may be designated by the Board of Managers.  The Treasurer shall disburse the funds of the Company as may be ordered by the Board of Managers, taking proper vouchers for such disbursements, and shall render to the President and to the Board of Managers, at its regular meetings or when the Board of Managers so requires, an account of all of the Treasurer’s transactions and of the financial condition of the Company.  The Assistant Treasurer, or if there if there shall be more than one, the Assistant Treasurers in the order determined by the  Board of Managers (or if there be no such determination, then in the order of their election), shall, in the absence of the Treasurer or in the event of the Treasurer’s inability to act, perform the duties and exercise the powers of the Treasurer and shall perform such other duties and have such other powers as the Board of Managers may from time to time prescribe.

(G)           Officers as Agents.  The Officers, to the extent of their powers set forth in this Agreement or otherwise vested in them by action of the Board of Managers not inconsistent with this Agreement, are agents of the Company for the purpose of the Company’s business.  The actions of the Officers taken in accordance with such powers shall bind the Company.

7.05       Limitations on Members.

(A)           No Member shall have any authority to perform (i) any act in violation of any applicable law or regulation thereunder, or (ii) any act without any Consent or ratification which is required to be Consented to or ratified by the Members pursuant to this Agreement.

(B)           No action shall be taken by a Member if it would cause the Company to be classified as an association taxable as a corporation for federal income tax purposes.

7.06       No Compensation; Reimbursement of Expenses.

(A)           No Manager or Officer of the Company, and no Member shall be paid any salary, fee or other compensation for serving as a Member.  The fact that a Member or a member of any Member’s family, or an officer, director, shareholder, partner or employee of any Member, is employed by, or is directly interested in or connected with any Person employed by the Company to render or perform any service, or from whom or which the Company may buy merchandise or other property, shall not prohibit the Company from so dealing with such Person, so long as the costs, expenses, fees or other payment or compensation for, and the terms of any agreement (including any amendments thereto) relating to, such services, merchandise or property are reasonable, on arms’ length terms and at competitive rates or have otherwise been approved by the Members.  Each Member shall use its best efforts to apprise the other Members of dealings between the Company (whether acting directly or through an agent) and any of the persons referred to in this subsection.

(B)           Except as otherwise set forth in this Agreement, no Member shall be reimbursed by the Company for direct or indirect costs or expenses incurred in connection with the Company’s business, except as may be included in the Approved Budget or as otherwise approved by the Board of Managers.  No Member’s central or other office overhead or general or administrative expense shall be deemed to be an expense of the Company.

7.07       Liability for Acts and Omissions.

(A)           No Manager or Officer of the Company, and no Member, or any officers, directors, employees and agents of any Member (together, the “Indemnified Parties”), shall be liable, responsible or accountable in damages or otherwise to the Company or any of the Members for any act or omission performed or omitted in good faith on behalf of the Company which any Indemnified Party reasonably believed to be within the scope of the authority granted by this Agreement and in the best interests of the Company, provided that such act or omission is in good faith and with such care as an ordinarily prudent person in a like position would use under similar circumstances.  The Indemnified Parties shall nevertheless be liable, responsible or accountable for actual fraud, gross negligence or intentional misconduct.

(B)           Subject to Section 7.07(D) below, the Company shall indemnify and make advances for expenses to the Indemnified Parties to the fullest extent permitted under the Act (to the extent of available assets, but without the requirement that any Member make additional Capital Contributions or Member Loans for this purpose) against any loss or damage incurred by the Indemnified Parties by reason of any act or omission performed or omitted by any Indemnified Party which is consistent with the first sentence of Section 7.07(A) above.  To the extent the liquid assets of the Company are insufficient to satisfy the indemnification obligation of the Company to any Member under this Section 7.07(B) at the time such Member incurs any loss or damage described in this Section 7.07(B) (the “Shortfall”), such Member shall be treated as having made a loan to the Company in the amount of the Shortfall (which loan shall be repaid, with interest at the rate equal to the lower of (x) twenty-five percent (25%) per annum or (y) the highest annual interest rate permitted under applicable law, until paid, prior to the distribution of Cash Available for Distribution under Section 6.02.)

(C)           Each Member shall indemnify and hold harmless the Company, the other Members and their respective Affiliates against any damage or loss incurred by the Company and/or such Members and/or their respective Affiliates by reason of such Member’s fraud, gross negligence or intentional misconduct with respect to the Company and/or any Company Property.  In addition, concurrently with the execution of this Agreement, each Member shall cause its Member Parent to deliver to each other Member and to the Company a written agreement, substantially in the form attached as Exhibit 7 hereto, whereby such Member Parent agrees to the indemnification obligations set forth in this Section 7.07(C) with respect to the applicable Member.

(D)           Each Member acknowledges that the assets of the Company available to satisfy the indemnity of the Company set forth in Section 7.07(B) shall be limited to the Company Property.

7.08        Response Time.  Except as otherwise expressly provided in this Agreement, the Members shall provide all approvals, disapprovals, Consents and other information and cooperation required in this Agreement or otherwise requested from time to time within five (5) business days after receipt of written request therefor.  Such written request shall state the date by which the Member must respond, and a statement that a failure to respond by such date will result in a deemed approval of the request.

8.           Related Agreements and Development of Business.

8.01        Related Agreements.

(A)           The Members and the Board of Managers hereby authorize the President and Chief Executive Officer to cause the Company to enter into a License Agreement with TEPS substantially in the form attached as Exhibit 2 to this Agreement (the “TEPS License Agreement”).

(B)           The Members and the Board of Managers hereby authorize the President and Chief Executive Officer to cause the Company to enter into a License Agreement with Babcock substantially in the form attached as Exhibit 3 to this Agreement (the “Babcock License Agreement”).

(C)           The Members and the Company will enter into a Dispute Resolution Agreement in the form attached as Exhibit 4 to this Agreement (the “Dispute Resolution Agreement”).

(D)           The Members, the Company, Babcock Power Inc. and ThermoEnergy Corporation will enter into a Master Non-Disclosure Agreement in the form attached as Exhibit 5 to this Agreement (the “Master Non-Disclosure Agreement”), and each Specified Person will enter into an Individual Non-Disclosure Agreement in the form of Exhibit 6 to this Agreement (the “Individual Non-Disclosure Agreement”).

8.02        Babcock Obligations with Respect to Intellectual Property Development.

(A)           Babcock hereby agrees to develop, at Babcock’s cost and expense, Intellectual Property in connection with three critical subsystems (the “Subsystem IP Development”) relating to the TIPS technology: a Combustor subsystem, a Steam Generating Heating Surface subsystem and a Condensing Heat Exchangers subsystem (the “Subsystems”).  Babcock’s obligations under this Section 8.02 shall include development of Intellectual Property for the elements with respect to each Subsystem as approved by the Board of Managers on the date hereof and as amended and/or modified from time to time by the Board of Managers (the “Statement of Development Work”).

(B)           All Subsystem IP Development to be undertaken by Babcock shall be undertaken in accordance with the preliminary process flow diagrams (the “Preliminary PFDs”) as approved by the Board of Managers on the date hereof and as amended and/or modified from time to time by the Board of Managers, until such time as final process flow diagrams (the “Final PFDs”) are mutually agreed, in writing, by the Board of Managers.  The Board of Managers agree to cause the Final PFDs to be agreed upon no later than the date that is two (2) months after the date of this Agreement.  If the Final PFDs have not been mutually agreed upon by the Board of Managers by the date that is two (2) months after the date of this Agreement, then Babcock shall have no obligation to provide Subsystem IP Development until such time as the Final PFDs have been agreed.

(C)           Babcock shall provide the Subsystem IP Development at no cost to the Company until it has completed the scope of work set forth in the Statement of Development Work based on the Final PFDs.  In addition, pursuant to the Babcock License Agreement, Babcock will license any Intellectual Property resulting from the Subsystem IP Development to the Company at no cost to the Company.

8.03        Restrictive Covenants.

(A)           (i)           For so long as this Agreement is in effect, without the prior written consent of the other Members hereto, no Member shall, and no Member shall permit any of its respective Affiliates to, directly or indirectly enter into any other agreement, memorandum of understanding or any other agreement with respect to, or otherwise pursue the design, development or commercialization of, pressurized oxy-fuel combustion technology for fossil fuels which facilitates conversion into electricity without producing air emissions, to be commercialized in the electric utility, behind the fence power generation and transportation sectors worldwide (a “Competing Activity”).

(ii)           The restrictions contained in paragraph (i) above shall not prevent (1) the ownership by any Member or its respective Affiliates of any voting securities or other voting equity interest in a business that engages in a Competing Activity, if such voting securities or other equity interest represents less than 5% of all the voting power of the stock or equity in a business that engages in such Competing Activity, and if such stock or equity interest is listed on a national securities exchange or subject to quotation through The Nasdaq Stock Market or (2)  the provision by any Member and any of its respective Affiliates of other services that do not compete directly or indirectly with the Company.

(iii)           Each Member shall notify the Board of Managers of any proposed activity that could reasonably be considered a violation of paragraph (i) of this Section 8.03.  The Board of Managers shall at the request of any Member meet to discuss any proposed activities of any Member or its respective Affiliates to determine whether such activities are prohibited by paragraph (i) of this Section 8.03.

8.04        Insurance.  As of the date of this Agreement, the Members have implemented a plan of insurance, as described on Schedule C, for the Company.  The Board of Managers shall review the Company’s plan of insurance on a yearly basis and adopt and implement any desired changes.  The Company’s plan of insurance shall be funded by the Company and included in the annual Operating Budget.

9.           Administration.

9.01        Books and Records.  The Company shall maintain or shall cause to be maintained full and accurate books of the Company showing all receipts and expenditures, assets and liabilities, profits and losses, names and current addresses of Members, and all other records necessary for recording the Company’s business and affairs.  All Members and their duly authorized representatives shall have access to all books, records and files of the Company (whether in hard copy or electronic form) during the Company’s normal business hours.  The Board of Managers shall prepare and distribute to each Member no less frequently than on a quarterly basis, a report on Company operations for the most-recently ended fiscal quarter.

9.02        Annual Audit and Tax Matters.

(A)           The Tax Matters Member shall maintain physical possession of the books and records of the Company.  The books and records of the Company shall be kept on the cash basis or such other accounting method selected by the Board of Managers.  Upon the request and at the expense of any requesting Member, the books and records of the Company will be audited, but not more frequently than annually.

(B)           The financial statements of the Company, as of the end of each Fiscal Year, shall be audited, at the Company’s expense, by an independent certified public accountant selected by the Board of Managers.  The Company shall provide to each Member such additional information available to the Company as such Member may reasonably request in connection with the preparation of the financial statements or tax returns of such Member or of such Member’s Member Parent.

(C)           An independent certified public accountant selected by the Board of Managers shall prepare all tax returns required of the Company at the Company’s expense.  The Tax Matters Member shall act as the tax matters partner within the meaning of Code Section 6231(a)(7) and shall give prompt Notice to each Member of any and all notices it receives from the IRS concerning the Company, including without limitation any notice of audit, any notice of action with respect to a revenue agent’s report, any notice of a thirty (30)-day appeal letter and any notice of a deficiency in tax concerning the Company’s federal tax return, and will furnish each Member with status reports regarding any negotiation between the IRS and the Company.  The Tax Matters Member shall be entitled to take such actions on behalf of the Company in any and all proceedings with the IRS as it, in its reasonable business judgment, deems to be in the best interests of the Company.  The Tax Matters Member shall be entitled to be reimbursed by the Company for all costs and expenses incurred in connection with any such proceeding and to be indemnified by the Company (solely out of Company Property) with respect to any action brought against it in connection with any such proceeding.

9.03        Reports and Notices.  The Company will prepare or cause to be prepared each year for the prior Fiscal Year, IRS Form 1065 for the Company, and simultaneously distribute to the Members: (i) the associated Schedule K-1, or similar forms as may be required by the IRS, stating each Member’s allocable share of income, gain, loss, deduction or credit for the prior Fiscal Year, and (ii) a balance sheet and the related statements of income, cash flow, Members’ capital and changes in financial position for the previous year, prepared on a cash basis or such other method selected by the Board of Managers.

9.04        Company Funds.  The funds of the Company shall not be commingled with the funds of any other Person, and Company funds shall be used solely for the benefit of the Company.  All funds of the Company not otherwise invested shall be deposited in one of more accounts maintained in such banking institutions as the Board of Managers shall determine, and withdrawals shall be made only in the regular course of Company business on such signatures as the Board of Managers may, from time to time, determine.

10.           Transfers.

10.01      Transfers by Members.

No Member may Transfer all or any portion of its Membership Interest (directly or indirectly, including via a transfer of direct or indirect interests in a Member) to any Person, other than pursuant to a Permitted Transfer (as hereinafter defined), without the Consent of Babcock and TEPS, which consent may be conditioned on such Member’s compliance with Section 11.02.  Any purported Transfer in violation of the terms of this Section 10.01 shall be void ab initio.  The provisions of this Section 10.01 are not intended to prohibit any change in ownership of Babcock Power Inc. or ThermoEnergy Corporation.

10.02      Additional or Substituted Member.

(A)         A Person will be admitted to the Company as an additional or Substituted Member if, and only if, the following conditions are satisfied:

(i)           The admission of such Person (a) shall have been consented to by the Board of Managers, or (b) the Person shall have received its interest in a Permitted Transfer and provided all relevant evidence of such fact to the Board of Managers;

(ii)           The Person shall have accepted and agreed to be bound by all the terms and provisions of this Agreement and shall have executed and delivered such documents or instruments as may be required or appropriate in order to effect the admission of such Person as a Member;

(iii)           The assignor and assignee shall pay all costs and fees incurred by the Company to effect the transfer and substitution;

(iv)           Such admission will not cause a violation of Section 10.05 of this Agreement; and

 (v)           The assignor and assignee submit to the Board of Managers a Notice or other evidence of transfer and such other information reasonably required by the non-Transferring Members, including, without limitation, names, addresses and telephone numbers of the assignor and assignee.

(B)           Unless named in this Agreement, or unless admitted to the Company as a Substituted Member as provided above in this Section 10.02, no Person shall be considered a Member, and the Company, each Member and any other Persons having business with the Company need deal only with the Members so named or so admitted and shall not be required to deal with any other Person by reason of a Transfer by a Member.  If an assignee of a Member does not become a Substituted Member pursuant to this Section 10.02, the assignee shall not have any rights to require any information on account of the Company’s business, to inspect the Company’s books, or to vote on or otherwise take part in the affairs of the Company.  A Substituted Member, upon admission as such, shall succeed to the rights, privileges and liabilities of its predecessor in interest as a Member.

10.03       Permitted Transfers.

For purposes of this Article 10, the term “Permitted Transfer” shall mean (subject at all times to the provisions of Section 10.05) as follows: with respect to Babcock, any Transfer of a Membership Interest to any Person Controlled by Babcock Power Inc., a Delaware corporation; and with respect to TEPS, any Transfer of a Membership Interest to any Person Controlled by ThermoEnergy Corporation, a Delaware corporation.  Any Permitted Transfer shall be expressly conditioned upon obtaining an agreement that if, at any time after such Transfer,  the transferee ceases to be Controlled by Babcock Power Inc. (in the case of a Transfer by Babcock) or by ThermoEnergy Corporation (in the case of a Transfer by TEPS), then such transferee shall immediately Transfer such Membership Interest to a Person Controlled by Babcock Power, Inc. or ThermoEnergy Corporation (as the case may be).  In the event of a Permitted Transfer by a Member, the Member to whom such Permitted Transfer relates shall promptly provide evidence of compliance with Article 10 to the Board of Managers.

10.04      Effect of Bankruptcy or Dissolution of a Member.  The dissolution or adjudication of bankruptcy of a Member shall not dissolve the Company.  Each of the parties hereto agrees that any Transfer of a Member’s interest in the adjudication of a bankruptcy of such Member shall be (i) subject to the consent requirement in Section 10.01 and (ii) to the extent that the consent requirement in Section 10.01 is unenforceable, subject to compliance with the provisions of Section 11.02 as if the bankrupt Member were a Disposing Member, to the extent permitted by law.

10.05       Additional Restrictions on Transfer.

No Transfer of a Membership Interest by a Member (or by any Person owning any interest, directly or indirectly, in a Member) shall be a Permitted Transfer if such disposition would (i) cause the Company to be treated as an association taxable as a corporation (rather than a partnership) or as a publicly traded partnership for federal income tax purposes; (ii) violate the provisions of any federal or state securities laws; (iii) violate the terms of any law, rule or regulation binding on the Company; (iv) result in the termination of the Company under Section 708(b) of the Code; or (v) contravene any provision of, or trigger consent rights under, any other agreement of the Company (including without limitation any loan document or license agreement), unless consent is actually obtained, at the sole cost of the Member or Person seeking to Transfer, and such Transfer does not cause the Company to incur any costs or be in breach of any agreement, and does not render any agreement to which the Company is a party to be rendered terminable or be otherwise negatively affected.

10.06    Good Faith Cooperation.  If any third party consent is necessary to satisfy any requirement of this Article 10, the Members agree to cooperate in good faith in order to obtain such consent.

11.         Withdrawal of Members; Right of First Refusal.

11.01      Withdrawal of Members.

(A)           A Member (the “Withdrawing Member”) may withdraw from the Company if an agreed upon milestone (a “Milestone”), as approved by the Board of Managers on the date hereof and as amended and/or modified from time to time by the Board of Managers, is not met, unless the failure to meet the Milestone is primarily attributable to the failure of such Member to perform its obligations under this Agreement or any Related Agreements.

(B)           A Member who intends to withdraw from the Company shall have three (3) months from the date on which a Milestone is not met to give each other Member at least 30 days prior written notice of its intent to withdraw from the Company (a “Withdrawal Notice”).  Upon withdrawal from the Company, the Withdrawing Member shall be entitled to receive a distribution of its Capital Account balance, subject to prior satisfaction of any outstanding Member Loans and any other obligations of the Company.  The Company shall also grant a perpetual, non-exclusive royalty-free license to the Withdrawing Member with respect to all Company Intellectual Property owned by the Company, for use in Competing Activities, as of the date on which the Withdrawing Member notified the other Members of its intent to withdraw from the Company.

(C)           Upon receipt of a Withdrawal Notice from a Withdrawing Member, any other Member may cause a termination and dissolution of the Company in accordance with Article 12 of this Agreement by giving written notice thereof (a “Dissolution Notice”) to all of the other Members of the Company, including the Withdrawing Member.

11.02      Right of First Refusal.

(A)           If at any time any Member, who has previously obtained the other Members’ Consent to Transfer in accordance with Section 10.01 (the “Disposing Member”), conditioned on compliance with this Section 11.02, wishes to Transfer any or all of its Membership Interests pursuant to the terms of a bona fide offer received from a third party, such Disposing Member shall submit a written offer to sell such Membership Interests to each of the other Members on terms and conditions, including price, not less favorable to the Members than those on which such Disposing Member proposes to sell such Membership Interest to such third party (the “Offer”).  The Offer shall disclose the identity of the proposed purchaser or transferee, the Percentage of Company Interests proposed to be sold or transferred and the agreed terms of the Transfer.  Within fifteen (15) days after receipt of the Offer (after which time the Offer shall expire), a Member shall give notice to the Disposing Member of its intent to purchase all or any portion of the offered Membership Interests on the same terms and conditions as set forth in the Offer.  Any statement of intent to buy all or part of a Membership Interest may be made subject to the satisfaction of any condition included in good faith in the notice of intent to purchase, such as obtaining financing.

(B)           In the event that the Members do not purchase all of the Membership Interests offered by a Disposing Member pursuant to and within ninety (90) days after receipt of the Offer, such Disposing Member may Transfer unpurchased Membership Interests at any time within ninety (90) days after the expiration of the Offer, but subject to the provisions of Article 10 above.  Any such Transfer shall be made only to the proposed purchaser or transferee identified in the Offer and shall be at not less than the price and upon other terms and conditions, if any, not more favorable to the purchaser or transferee than those specified in the Offer.  Any part of the Membership Interest not sold or transferred within such ninety (90) day period shall continue to be subject to the requirements of a prior offer pursuant to this Section 11.02.  In the event that Membership Interests are sold or transferred pursuant to this Section 11.02, said Membership Interests shall continue to be subject to this Agreement.

(C)           If any attempted or purported Transfer of any Membership Interest is made without compliance with this Section 11.02, such Transfer shall be null and void.

12.         Term.

12.01      Term and Dissolution.  The existence of the Company shall continue until the earlier of:

(A)           An election to dissolve the Company is made in writing by the Members;

(B)           A Dissolution Notice is sent by a Member to all of the other Members of the Company following receipt of a Withdrawal Notice;

(C)           A date to be selected by the Board of Managers following the sale, exchange or other disposition of all or substantially all of the Company Property; or

(D)           Any other event causing a dissolution of the Company under the Act unless, subject to applicable law, within 90 days thereafter, the Members elect to reconstitute the Company, which election shall be evidenced by such writing as is required by law.

12.02      Liquidation of Company Property.

(A)           In the event of dissolution and final termination of the Company, a full accounting of the assets and liabilities shall be taken and, subject to clause (B) of this Section 12.02, the assets shall be liquidated, with the proceeds therefrom distributed by the later of (i) the last day of the Fiscal Year in which the termination occurs or (ii) ninety (90) days after the date on which the termination occurs.  Subject to clause (B) of this Section 12.02, the assets of the Company available for distribution to the Members shall be distributed to the Members in proportion to their positive Capital Accounts (after giving effect to adjustments attributable to all Company transactions prior to any such distributions and any amounts credited to the Capital Account of any Member).  Upon the complete liquidation and distribution of the Company Property, the Members shall cease to be Members of the Company and the Members shall execute, acknowledge and cause to be filed any certificates and notices required by law to terminate the Company.

(B)           Notwithstanding clause (A) of this Section 12.02, in the event of a dissolution and final termination of the Company, any Company Intellectual Property shall be jointly owned by the Members, and the Members shall enter into a joint ownership agreement evidencing such arrangement.

(C)           Upon the dissolution of the Company pursuant to Section 12.01, the Board of Managers shall prepare or cause to be prepared and furnished to each Member a statement setting forth the assets and liabilities of the Company and, promptly following the complete liquidation and distribution of the Company Property, a statement showing the manner in which the Company Property was liquidated and distributed.

13.         Disclosure and Publicity.

The Members hereby agree that all public disclosures concerning the parties or transactions contemplated by this Agreement and the Related Agreements, such as press releases or written information distributed to financial intermediaries, shall require unanimous prior approval of all Members.  However, to the extent any party determines in the exercise of its good faith judgment that any such disclosure is required by law, such party shall be entitled after notice to the other party to make such disclosure even if it has not obtained such approval.

14.         Miscellaneous.

14.01       Amendment Procedure.  Except with respect to changes of an administrative nature and which do not adversely affect the Members in any material respect or to cure any ambiguity, or correct or supplement any provision in this Agreement such as confirming a Transfer of Membership Interests hereunder, which changes may be made by the Board of Managers without the prior consent of the Members, this Agreement may not be amended without the unanimous Consent of the Members.

14.02       Company Property.  All Company Property, whether real or personal, tangible or intangible, shall be deemed to be owned by the Company as an entity, and no Member, individually, shall have any ownership of such property.  The Company may hold any of the Company Property in its own name or in the name of its nominee, which nominee may be one ore more individuals, corporations, partnerships, trusts or other entities.

14.03       Other Activities.  Except as expressly provided otherwise in this Agreement, any of the Members or their Affiliates may engage in, or possess an interest in, other business ventures of every nature and description, independently or with others, whether or not such other enterprises shall be in competition with any activities of the Company; and neither the Company nor the other Members shall have any right by virtue of this Agreement in and to such independent ventures or to the income or profits derived therefrom.  Nothing herein shall be construed to constitute any Member hereof the agent of any other Member hereof or to limit the Members in any manner in the carrying on of their own respective businesses or activities.

14.04      Dispute Resolution.

(A)          All disputes or claims arising under or in any way relating to this Agreement or the Business shall be resolved in accordance with the terms of the Dispute Resolution Agreement.

(B)           The parties hereto acknowledge that a breach of this Section 14.04 would result in irreparable injury to the non-breaching party, and the non-breaching party will be entitled to seek equitable relief, including specific performance, to enforce the provisions of this Section 14.04.

14.05       Applicable Law.  It is the intent of the parties hereto that all questions with respect to the construction of this Agreement and the rights and liabilities of the parties hereto shall be determined in accordance with the provisions of the laws of the Commonwealth of Massachusetts without giving effect to the choice of law rules thereof that, except to the extent that any provision hereof is mandatorily required to be governed by the provisions of the Act.

14.06       Binding Agreement.  Subject to the restrictions on Transfers set forth herein, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, legal or personal representatives, successors and assigns.  Whenever in this Agreement a reference is made to any party or Member, such reference shall be deemed to include a reference to the heirs, executors, legal or personal representatives, successors and assigns of such party or Member.

14.07       Waiver of Partition.  Unless otherwise specifically provided in this Agreement, no Member will, either directly or indirectly, take any action to require partition or appraisal of the Company Property or the Company, and notwithstanding any provision of applicable law to the contrary, each Member (and its estate, personal or legal representative, heirs, beneficiaries, distributees and successors and assigns) hereby irrevocably waives any and all right to maintain any action for partition or to compel any sale with respect to its interest in the Company or with respect to the Company Property.

14.08       Counterparts and Effectiveness.  This Agreement may be executed in several counterparts, each of which shall be treated as originals for all purposes, and all so executed shall constitute one agreement, binding on all of the parties hereto, notwithstanding that all the parties are not signatory to the original or the same counterpart.  Any such counterpart shall be admissible into evidence as an original hereof against the Person who executed it.  The execution of this Agreement by facsimile signature shall be sufficient for all purposes and shall be binding on any Person who so executes.

14.09       Survival of Representations.  All representations and warranties herein shall survive the dissolution and final liquidation of the Company.

14.10       Entire Agreement.  This Agreement (and all Exhibits and Schedules hereto, which are hereby incorporated by reference into this Agreement) contains the entire understanding among the parties hereto and supersedes all prior written or oral agreements among them respecting the within subject matter, unless otherwise provided herein.  There are no representations, agreements, arrangements or understandings, oral or written, between the Members hereto relating to the subject matter of this Agreement which are not fully expressed herein and in said Exhibits and Schedules.

14.11      Waiver.  No consent or waiver, express or implied, by any Member to or of any breach or default by any other Member in the performance by the other of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default by the other in the performance by such other party of the same or any other obligations of such Member hereunder.  Failure on the part of any Member to object to or complain of any act or failure to act of the other Members or to declare the other Members in default, irrespective of how long such failure continues, shall not constitute a waiver by such Member of its rights hereunder.

14.12      Time Periods.  Any time period hereunder which expires on, or any date for performance hereunder which occurs on, a Saturday, Sunday or legal United States holiday, shall be deemed to be postponed to the next Business Day.  The first day of any time period hereunder which runs “from” or “after” a given day shall be deemed to occur on the day subsequent to that given day.

14.13       Waiver of Trial by Jury.  In the event that any dispute is brought before any court of competent jurisdiction for resolution of any dispute, each of the parties hereto fully and freely waives trial by jury.  Any such action shall be tried by a judge as the finder of fact.

14.14      Securities Law Representations, Warranties and Agreements.

(A)         Each Member represents and warrants to the Company and the other Members as follows:

(i)           It has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the investment involved in the purchase of a Membership Interest in the Company and it has so evaluated this purchase.

(ii)           It is aware that this investment is speculative and represents a substantial risk of loss.

(iii)           It is able to bear the economic risk of this investment.

(iv)           In connection with the purchase of its Membership Interest, it has been fully informed as to the circumstances under which it is required to take and hold its Membership Interest pursuant to the requirements of the Securities Act of 1933 (the “Securities Act”) and applicable state securities laws.

(v)           It understands that its Membership Interest is not registered under the Securities Act or any state securities law and may not be transferred, assigned or otherwise disposed of unless its Membership Interest is so registered or unless an exemption from registration is available.

(B)         Each Member agrees as follows:

(i)           The Company is not under any obligation to register any Membership Interest under the Securities Act or any state securities laws.

(ii)           The Company will not be required to supply any Member or other person with any information necessary to enable any Member to make a casual sale of its Membership Interest under Rule 144 under the Securities Act or any corresponding rule under any state securities law.

(C)          Each Member shall indemnify and hold harmless the Company and the other Members from and against any and all loss, damage, liability, cost or expense, including costs of defense and attorneys’ fees, arising or resulting from or attributable to any breach of his representations, warranties or agreements set forth in this Section 14.14.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, this Agreement has been executed as of the day and year first written above.

MEMBERS:

BABCOCK POWER DEVELOPMENT, LLC, a Delaware limited liability company

By:	/s/ E N Balles
Name:
Title:

THERMOENERGY POWER SYSTEMS, LLC, a Delaware limited liability company

By:	/s/ Dennis C. Cossey
Name: Dennis C. Cossey
Title: Chairman

SCHEDULE A
TO
LIMITED LIABILITY COMPANY AGREEMENT

Schedule of Members

Member	Percentage of Company Interests	Initial Capital Contributions[1]

Babcock Power Development, LLC	50%	$50,000 in cash and the grant of the license pursuant to the Babcock License Agreement

ThermoEnergy Power Systems, LLC	50%	$50,000 in cash and the grant of the license pursuant to the TEPS License Agreement

TOTAL	100%

1 Promptly after the date of this Agreement, the Members and the Board of Managers will agree on the value of the non-cash Initial Capital Contributions described below.  Unless the Members otherwise agree, the same value will be attributed to each such non-cash Initial Capital Contribution..

SCHEDULE B
TO
LIMITED LIABILITY COMPANY AGREEMENT

NAME	OFFICE
Alex Fassbender	Chairman and Chief Technology Officer
Eric Balles	President and Chief Executive Officer
Shawn Hughes	Executive Vice President
Earl Mason	Chief Financial Officer, Treasurer and Secretary

SCHEDULE C
TO
LIMITED LIABILITY COMPANY AGREEMENT

[PLAN OF INSURANCE]

EXHIBIT 1
TO
LIMITED LIABILITY COMPANY AGREEMENT

Allocation Provisions - Members

1.           Definitions.  The following terms shall have the meaning ascribed to them for purposes of this Exhibit 1 and for purposes of the Agreement:

“Adjusted Capital Account Deficit” shall mean, with respect to any Member, the deficit balance, if any in such Member’s Capital Account as of the end of the relevant Fiscal Year, after giving effect to the following adjustments:

(A)           Credit to such Capital Account any amounts which such Member is obligated to restore or is deemed to be obligated to restore pursuant to the penultimate sentences of Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5); and

(B)           Debit to such Capital Account the items described in Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6).

The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

“Company Minimum Gain” has the meaning set forth in Regulations Sections 1.704-2(b)(2) and (d) for “partnership minimum gain.”

“Depreciation” means, for each Fiscal Year or other period, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for such year or other period, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such year or other period, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such year or other period bears to such beginning adjusted tax basis; provided, however, that if the federal income tax depreciation, amortization, or other cost recovery deduction for such year is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Board of Managers.

“Member Minimum Gain” means, an amount, with respect to each Member Nonrecourse Debt, equal to the Company Minimum Gain that would result if such Member Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Regulations Section 1.704-2(i).

“Member Nonrecourse Debt” has the meaning set forth in Regulations Section 1.704-2(b)(4) for “partner nonrecourse debt.”

“Member Nonrecourse Deductions” has the meaning set forth in Regulations Section 1.704-2(i) for “partner nonrecourse deductions.”

“Nonrecourse Deductions” has the meaning set forth in Regulations Sections 1.704-2(b)(1) and (c).

“Nonrecourse Liability” has the meaning set forth in Regulations Section 1.752-1(a)(2).

“Profits and Losses” means, for each Fiscal Year or other period, an amount equal to the Company’s taxable income or loss for such year or period, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

(A)          Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses pursuant to this definition shall be taken into account in computing such taxable income or loss;

(B)           Any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses pursuant to this definition shall be taken into account in computing such taxable income or loss;

(C)           In the event the Gross Asset Value of any Company Property is adjusted pursuant to (B) or (C) of the definition of Gross Asset Value, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Profits or Losses;

(D)           Gain or loss resulting from any disposition of Company Property with respect to which gain or loss is recognized for federal income purposes shall be computed by reference to the Gross Asset Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value;

(E)           To the extent an adjustment to the adjusted tax basis of any Company Property pursuant to Code Section 734(b) or Code Section 743(b) is required, pursuant to Regulations Section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Member’s Interest in the Company, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of such asset) or loss (if the adjustment decreases such basis) from the disposition of such asset and shall be taken into account for purposes of computing Profits and Losses;

(F)           In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Fiscal Year or other period, computed in accordance with the definition of Depreciation; and

(G)           Notwithstanding any other provisions of this definition, any items which are specially allocated pursuant to Section 2(C) hereof shall not be taken into account in computing Profits or Losses.

The amounts of the items of Company income, gain, loss, expense or deduction available to be specially allocated pursuant to Section 2(C) hereof shall be determined by applying rules analogous to those set forth in paragraphs (A) through (F) above.

2.           Allocation of Profit and Loss.

(A)          After giving effect to the special allocations set forth in Section 2(C), Profits and Losses for each Fiscal Year or other period shall be allocated among the Members such that the Capital Account of each Member, immediately after giving effect to such allocations, shall equal, as nearly as possible, (i) the amount of the distributions that would be made to such Member if (A) the Company were dissolved and terminated, (B) its affairs were wound up and each of its remaining assets were sold for their respective Gross Asset Values, (C) all liabilities of the Company were satisfied (limited with respect to each Nonrecourse Liability to the Gross Asset Value of the Company Property securing such liability); and (D) the net assets of the Company were distributed to the Members in accordance with Section 6.02 of this Agreement immediately after making the allocations provided for in this Exhibit 1, minus (ii) the Member’s share of Company Minimum Gain and Member Minimum Gain, computed immediately before the hypothetical sale of assets.

(B)          Tax credits, tax credit recapture and related items shall be allocated in accordance with Regulations Sections 1.704-1(b)(4)(ii) and 1.704-1(b)(4)(viii), as applicable.

(C)          Special Allocations.  The following special allocations shall be made in the following order:

(1)           Minimum Gain Chargeback.  Notwithstanding any other provision of this Exhibit 1, if there is a net decrease in Company Minimum Gain during any taxable year of the Company, then, to the extent required by Regulations Section 1.704-2(f), each Member shall be specially allocated items of Company income and gain relating to the Company Property for such taxable year (and, if necessary, subsequent taxable years) in an amount equal to such Member’s share of the net decrease in Company Minimum Gain, determined in accordance with Regulations Section 1.704-2(g)(2). The items to be so allocated shall be determined in accordance with Regulations Sections 1.704-2(f)(6) and 1.704-2(j). This Section 2(C)(1) is intended to comply with the minimum gain chargeback requirement in Regulations Section 1.704-2(f) and shall be interpreted consistently therewith.

(2)           Member Minimum Gain Chargeback.  Notwithstanding any other provision of this Exhibit 1 except Section 2(C)(1), if there is a net decrease in Member Minimum Gain during any taxable year of the Company, then, to the extent required by Regulations Section 1.704-2(i)(4), each Member who has a share of the Member Minimum Gain determined in accordance with Regulations Section 1.704-2(i)(5), shall be specially allocated items of Company income and gain for such year (and, if necessary, subsequent years) in an amount equal to such Member’s share of the net decrease in Member Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(4).  The items to be so allocated shall be determined in accordance with Regulations Sections 1.704-2(i)(4) and 1.704-2(j). This Section 2(C)(2) is intended to comply with the partner nonrecourse debt minimum gain chargeback requirement in Regulations Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

(3)           Qualified Income Offset.  In the event any Member unexpectedly receives any adjustments, allocations, or distributions described in Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) or (6), items of Company income and gain (consisting of a pro rata portion of each item of Company income, including gross income, and gain for such year) shall be specially allocated to such Member in an amount and manner sufficient to eliminate, to the extent required by the Regulations, the Adjusted Capital Account Deficit of such Member as quickly as possible, provided that an allocation pursuant to this Section 2(C)(3) shall be made if and only to the extent that such Member would have a Adjusted Capital Account Deficit after all other allocations provided for in Section 2 of this Exhibit 1 have been tentatively made as if this Section 2(C)(3) were not in this Exhibit.

(4)           Gross Income Allocation.  In the event any Member has an Adjusted Capital Account Deficit at the end of any Fiscal Year, such Member shall be specially allocated items of Company income and gain (consisting of a pro rata portion of each item of income, including gross income, and gain for such year) relating to the Company Property, in the amount of such excess as quickly as possible, provided that an allocation pursuant to this Section 2(C)(4) shall be made if and only to the extent that such Member would have an Adjusted Capital Account Deficit after all other allocations provided for in Section 2 of this Exhibit 1 have been tentatively made as if Section 2(C)(3) and this Section 2(C)(4) were not in this Exhibit.

(5)           Nonrecourse Deductions.  Nonrecourse Deductions for any Fiscal Year or other period relating to the Company Property shall be specially allocated to the Members in proportion to their Percentages of Company Interest.

(6)           Member Nonrecourse Deductions.  Any Member Nonrecourse Deductions for any Fiscal Year or other period relating to the Company Property shall be specially allocated to the Member who bears the economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Regulations Section 1.704-2(i)(1).

(7)           Section 754 Adjustment.  To the extent an adjustment to the adjusted tax basis of any Company Property pursuant to Code Section 734(b) or Code Section 743(b) is required, pursuant to Regulations Section 1.704-1(b)(2)(iv)(m)(2) or Regulations Section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as a result of a distribution to a Member in complete liquidation of its Membership Interest, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such gain or loss shall be specially allocated to the Members in accordance with their interests in the Company in the event that Regulations Section 1.704-1(b)(2)(iv)(m)(2) applies, or to the Members to which such distribution was made in the event that Regulations Section 1.704-1(b)(2)(iv)(m)(4) applies.

(D)         Other Allocation Rules.

(1)           For purposes of determining the Profits, Losses or any other items allocable to any period, Profits, Losses and any such other items shall be determined on a daily, monthly, or other basis, as determined by the Members using any permissible method under Code Section 706 and the Regulations thereunder.

(2)           Except as otherwise provided in this Agreement, all items of Company income, gain, loss, deduction and any other allocations not otherwise provided for shall be divided among the Members in the same proportions as they share Profits and Losses, as the case may be, for the year.

(3)           The Members are aware of the income tax consequences of the allocations made pursuant to the provisions of this Exhibit 1 hereof and hereby agree to be bound by the provisions of this Exhibit 1 hereof in reporting their shares of Company income and loss for income tax purposes.

(4)           Solely for purposes of determining a Member’s proportionate share of the “excess nonrecourse liabilities” of the Company relating to the Company Property within the meaning of Regulations Section 1.752-3(a)(3), the Members’ interests in Company profits shall be equal to their Percentages of Company Interests.

(E)           It is the intent of the Members that each Member’s distributive share of Profits and Losses (and items thereof) and credit shall be allocated in accordance with this Exhibit 1 to the fullest extent permitted by Section 704(b) of the Code.

3.           Tax Allocations: Code Section 704(c).

(1)           In accordance with Code Section 704(c) and the Regulations thereunder, income, gain, loss and deduction with respect to any property contributed to the capital of the Company by the Members shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its initial Gross Asset Value (computed in accordance with the definition herein).

(2)           In the event the Gross Asset Value of any Company Property is adjusted, subsequent allocations of income, gain, loss and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Gross Asset Value in the same manner as under Code Section 704(c) and the Regulations thereunder.

(3)           Any elections or other decisions relating to such allocations to the Members shall be made by the Board of Managers in any manner that reasonably reflects the purpose and intention of this Agreement.  Allocations pursuant to this Section 3 are solely for purposes of federal, state and local taxes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Profits, Losses, other items, or distributions pursuant to any provision of this Agreement.

4.           Special Basis Adjustments

In the event of a Transfer of all or any part of the Member Interest of any Member for an amount in excess of the adjusted basis for such Membership Interest for federal income tax purposes, the Company shall elect, pursuant to Section 754 of the Code to adjust the basis of the Company Property.  Notwithstanding anything contained in this Agreement, any adjustments made pursuant to Section 754 shall affect only the successor in interest to the transferring Member.  Each successor in interest to the transferring Member will furnish the Company with all information necessary to give effect to such election and shall pay all out-of-pocket costs and expenses of the Company associated with any election applicable as to such Member.  Unless otherwise specifically provided, neither adjustments to basis, nor adjustments to the taxable income of a Member as a result of this Section 4, shall affect its positive Capital Account.

EXHIBIT 2
TO
LIMITED LIABILITY COMPANY AGREEMENT

[TEPS LICENSE AGREEMENT]

EXHIBIT 3
TO
LIMITED LIABILITY COMPANY AGREEMENT

[BABCOCK LICENSE AGREEMENT]

EXHIBIT 4
TO
LIMITED LIABILITY COMPANY AGREEMENT

[DISPUTE RESOLUTION AGREEMENT]

EXHIBIT 5
TO
LIMITED LIABILITY COMPANY AGREEMENT

[MASTER NON-DISCLOSURE AGREEMENT]

EXHIBIT 6
TO
LIMITED LIABILITY COMPANY AGREEMENT

[INDIVIDUAL NON-DISCLOSURE AGREEMENT]

EXHIBIT 7
TO
LIMITED LIABILITY COMPANY AGREEMENT

[MEMBER PARENT LETTER OF INDEMNIFICATION]